Exhibit 99.1

City Office REIT Announces Management Internalization

VANCOUVER—November 2, 2015—City Office REIT, Inc. (NYSE: CIO) (“City Office” or the “Company”), announced today that it has entered into definitive agreements to internalize its management effective February 1, 2016.

The internalization will allow City Office to realize economies of scale and enhance its earnings potential as the Company grows. The transaction, which was negotiated and approved by a committee of independent directors, provides for the Company to acquire its current external advisor and directly employ the advisor’s existing management team and other employees. The independent directors of the Company believe that the effective termination of the external advisory relationship and internalization of management will reduce expenses as the Company grows and further align the interests of management, the Board of Directors and shareholders.

Key Aspects of the Internalization:

•	Continuity of Management Team – The management team of the Company’s external advisor, including the Company’s current executive officers, will become employees of City Office. The Company will enter into employment agreements with each of its Chief Executive Officer, its President and its Chief Financial Officer providing a seamless transition and clarity as to future senior leadership.

•	Favorable Internalization Economics – In connection with the internalization, City Office will enter into an administrative services agreement to provide certain affiliates of the external advisor administrative services and support and will receive an aggregate of $3.25 million for such services over the three years following closing of the internalization. In addition, the agreements provide for the immediate elimination of the 1.0% acquisition fee payable by the Company to the advisor under the advisory agreement.

•	Economies of Scale and Accretion – Through the immediate elimination of the acquisition fee and the elimination of the base management fee effective February 1, 2016, the transaction permits economies of scale as the Company’s equity capital grows. Excluding the one-time costs associated with the internalization, the Company expects the transaction to be accretive to FFO, and as the Company grows, accretive to both Core FFO and AFFO.

•	Alignment of Interests – The internal management structure creates a stronger alignment of interests among management, the Board of Directors and shareholders. It also empowers the Board of Directors and the internal management team with full strategic and operational control. The Company also believes an internal management structure is preferred by the investment community over an external management structure allowing for greater diversity in its shareholder base.

The Company’s current Advisory Agreement, amended to provide for elimination of the acquisition fee payable, remains in effect until February 1, 2016. Effective February 1, 2016, City Office will acquire the external advisor (City Office Real Estate Management Inc.), in exchange for an aggregate of 297,321 shares of City Office common stock. This was determined based on a $3.5 million purchase price and using the 10 day volume weighted average stock price of approximately $11.77 at October 30, 2015. City Office will also pay up to an additional $3.5 million of cash if, but only if, the Company achieves the following fully diluted market capitalization thresholds prior to December 31, 2016: $1.0 million upon achieving a $200 million fully diluted market capitalization, an additional $1.0 million upon achieving a $225 million fully diluted market capitalization and an additional $1.5 million upon achieving a $250 million fully diluted market capitalization.

“The decision to internalize management is both a testament to our progress since completing our April 2014 IPO and an important step in our future growth and earnings potential. Over this time, we have significantly enhanced the value of our properties and completed over $250 million of acquisitions. We believe that the accelerated internalization benefits our shareholders by positioning the Company to realize economies of scale and expand our potential investor universe,” said James Farrar, Chief Executive Officer.

“The independent directors have unanimously decided that it is in the best interests of City Office and its shareholders to accelerate the planned timetable for internalizing management,” stated independent director William R. Flatt. “The independent directors firmly believe that the opportunity to reduce expenses going forward and secure its management team directly provided for greater control and execution. This made it an optimal time to establish a clear and efficient structure going forward.”

The Company has posted a presentation providing specific details on the internalization under the Investor Relations section of its website at www.cityofficereit.com.

Wunderlich Securities, Inc. acted as financial advisor to the special committee of independent directors of the Company’s Board of Directors in connection with the transaction and provided a fairness opinion on the terms of the transaction.

About City Office REIT, Inc.

City Office REIT is a real estate company focused on acquiring, owning and operating high-quality office properties located in leading markets primarily in the Southern and Western United States. City Office currently owns or has an interest in 3.3 million square feet of office properties. Additional information about City Office is available on the Company’s website at www.cityofficereit.com. The Company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These statements include, but are not limited to, those pertaining to the Company’s expectations regarding growth, future reductions in expenses and future management. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com